Consent of Ernst & Young LLP, Independent Auditors

               We consent to the incorporaltion by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-53173) of Health and Retirement Properties Trust and in the related Prospectus of (a) our report dated February 9, 1995, with respect to the financial statements and schedules of Health and Retirement Properties Trust included in this Annaul Report (Form 10-K) for the year ended December 31, 1994, and (b) our report dated February 21, 1995 with respect to the consolidated financial statements and schedules of GranCare, Inc. included in GranCare, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994, all filed with the Securities and Exchange Commission.


                                                  ERNST & YOUNG LLP

               Boston, Massachusetts
               March 27, 1995